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                                                                      EXHIBIT 12

                           VERIZON WEST VIRGINIA INC.

               Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in Thousands)

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
                                                           Six Months                 Years Ended December 31,
                                                              Ended       ---------------------------------------------------------
                                                          June 30, 2001   2000         1999         1998         1997        1996
                                                          --------------   ----         ----         ----         ----        ----
Income before provision for income taxes,
  extraordinary item and cumulative effect of
  change in accounting principle......................    $   127,333    $213,102     $193,014    $144,443    $ 128,384    $119,333
Equity in loss (income) of affiliates.................          1,297         (48)        (133)         --           --          --
Dividends received from equity affiliate..............             98         162          133          --           --          --
Interest expense......................................          9,595      18,935       16,827      16,416       18,167      17,914
Portion of rent expense representing interest.........          3,411       6,690        5,952       6,145        6,133       6,006
Amortization of capitalized interest..................            264         465          364         296          243         196
                                                          -----------    ----------------------------------------------------------
Earnings, as adjusted.................................    $   141,998    $239,306     $216,157    $167,300    $ 152,927    $143,449
                                                          ===========    ==========================================================
Fixed charges:
Interest expense......................................    $     9,595    $ 18,935     $ 16,827    $ 16,416    $  18,167    $ 17,914
Portion of rent expense representing interest.........          3,411       6,690        5,952       6,145        6,133       6,006
Capitalized interest..................................          1,506       1,992        1,006       1,399          579         955
                                                          -----------    ----------------------------------------------------------
Fixed Charges.........................................    $    14,512    $ 27,617     $ 23,785    $ 23,960    $  24,879    $ 24,875
                                                          ===========    ==========================================================
Ratio of Earnings to Fixed Charges....................           9.78        8.67         9.09        6.98         6.15        5.77
                                                          ===========    ==========================================================

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